Exhibit 99.1

Press Release Dated June 5, 2008

Company Contact:

A. Pierre Dubois

Pierpont Investor Relations

Director of Investor Relations

(512) 527-2921

Valence Technology Reports Fiscal 2008 Fourth Quarter and

Year-End Financial Results

Austin, Texas, June 5, 2008 - Valence Technology, Inc. (NASDAQ:VLNC), a leader in lithium phosphate energy storage systems, today reported financial results for its fiscal 2008 fourth quarter and year ended March 31, 2008.

Summary of results for fiscal 2008 fourth quarter compared to fiscal 2007 fourth quarter:

•                  Revenue increased approximately 62% to $7.8 million compared to $4.8 million.

•                  Gross margin improved to a positive 8.6% or $0.7 million, compared to a negative $0.3 million.

•                  Operating loss was $3.6 million compared to a loss of $4.5 million.

•                  Operating expenses were $4.3 million compared to $4.1 million.

•                  Net loss available to common shareholders was $4.6 million or $0.04 per share, compared to a net loss of $6.0 million or $0.05 per share.

Highlights for fiscal 2008 compared with fiscal 2007 include:

•                  Revenue increased 25% to $20.8 million from $16.7 million last year.

•                  Gross margin increased to 8.8% or $1.8 million, compared to 1.8% or $0.3 million.

•                  Operating expenses declined by $0.4 million, or approximately 2%, compared to the same period last year.

•                  Operating loss was reduced by $1.9 million to $14.4 million.

•                  Net loss available to common shareholders improved to $19.6 million or $0.18 per share, compared to a loss of $22.4 million or $0.22 per share.

“The company finished fiscal 2008 with improved financial performance,” said Robert L. Kanode, president and chief executive officer of Valence.  “We expect to see continued revenue growth in fiscal year 2009 as our customer base and manufacturing capacity expand.  Efforts to reduce global dependence on fossil fuels and carbon emissions are at the forefront of our daily news and Valence provides an alternative energy solution.  Our lithium phosphate energy systems offer safety, reliability, no heavy metals, and cost effective pricing to enable long life applications.”

For the fourth quarter of fiscal 2008, the company reported total revenue of $7.8 million compared to $4.8 million for the same period last year.  The increased revenues were mainly due to new orders shipped to The Tanfield Group PLC’s Smith Electric Vehicle division during the quarter.  Gross margin of $0.7 million improved mainly due to increased sales volume and manufacturing efficiencies realized.  Overall operating expenses were relatively flat for the quarter.  The company reported a net loss available to common shareholders of $4.6 million or $0.04 per share, compared to a net loss of $6.0 million or $0.05 per share, for the fiscal 2007 fourth quarter.

For the fiscal year ended March 31, 2008, revenue was $20.8 million compared to $16.7 million for the same period last year.  The growth in revenue was due primarily to increased orders from Segway, Inc. and new orders from Tanfield.  As a result of increased revenues, manufacturing efficiencies and a favorable inventory reserve adjustment, gross margin improved to 8.8% for the year.  Operating expenses declined by approximately $0.4 million due to continued cost control efforts during the year.  Net loss available to common shareholders improved to $19.6 million or $0.18 per share, compared to $22.4 million or $0.22 per share for the fiscal year ended March 31, 2007.

Fourth Quarter and Fiscal Year 2008 Financial Results Conference Call and Webcast

The Valence management team will host a conference call and live webcast to discuss the financial results for the fiscal 2008 fourth quarter and year ended March 31, 2008 beginning at 2:00 p.m. CDT on Thursday, June 5, 2008.

The conference call will be webcast on the company’s website and may be accessed by all interested parties at www.valence.com.  Click on the About Us section and then click on the Investor Relations link.  Please go to this website approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software

Those callers within the United States and Canada can dial (888) 213-3752 and enter conference identification number 1222409 to participate.  Callers outside the United States and Canada can dial (913) 312-0643 and enter conference identification number 1222409 to participate.

A telephonic replay will be available from 5:00 p.m. CDT on June 5, 2008 through 5:00 p.m. CDT on June 12, 2008.  To access the replay within the United States and Canada, please dial (888) 203-1112 and enter the following identification number 1222409.  In addition, a replay of the webcast will be available at www.valence.com.

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About Valence Technology Inc.

Valence developed and markets the industry’s first commercially available, safe, large-format family of lithium phosphate rechargeable batteries.  Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its lithium phosphate rechargeable batteries.  The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China.  Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC and can be found on the internet at www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries in particular; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products, including, in particular, whether we will realize the anticipated benefits of our agreement to sell our batteries to the Smith Electric Vehicles division of The Tanfield Group PLC; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the loss of key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2007 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

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{financial tables to follow}

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VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED INCOME STATEMENT DATA

(amounts in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007

Total revenues	$7,794	$4,812	$20,777	$16,674

Gross margin profit (loss)	$667	$(329)	$1,821	$308

Operating loss	$(3,611)	$(4,458)	$(14,351)	$(16,218)

Net loss available to common stockholders	$(4,614)	$(6,036)	$(19,613)	$(22,423)

Net loss per share available to common stockholders	$(0.04)	$(0.05)	$(0.18)	$(0.22)

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VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED BALANCE SHEET DATA

(amounts in thousands)

	March 31, 2008	March 31, 2007
Assets
Total Current Assets	$22,011	$15,025
Total Assets	$27,158	$19,200

Liabilities, Preferred Stock and Stockholders’ Deficit
Total Current Liabilities	$10,811	$7,643
Total Liabilities	$85,865	$78,508

Redeemable Convertible Preferred Stock	$8,610	$8,610
Total Stockholders’ Deficit	$(67,317)	$(67,918)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$27,158	$19,200

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